Exhibit 8.1

August 31, 2005

Oil States International, Inc.
Three Allen Center
333 Clay Street, Suite 4620
Houston, Texas 77002

Ladies and Gentlemen:

     We have acted as special tax counsel for Oil States International, Inc., a Delaware corporation (the “Company”), in connection with its filing on July 8, 2005 with the Securities and Exchange Commission of the Registration Statement on Form S-3 (Registration No. 333‑126485) (the “Registration Statement”) and the related prospectus (the “Prospectus”), with respect to the registration for resale under the Securities Act of 1933, as amended (the “Act”), of $125,000,000 aggregate principal amount of the Company’s 2 3/8% Contingent Rate Convertible Senior Notes due 2025 (the “Notes”) and the shares of the Company’s Common Stock, par value $0.01 per share, issuable upon conversion of the Notes (the “Common Stock,” and together with the Notes, the “Securities”). In this connection, we have assisted in the preparation of the description of the material United States federal income tax consequences to certain holders of the Securities contained in the Registration Statement and Prospectus under the caption entitled “Material U.S. Federal Income Tax Considerations” (the “Tax Summary”).

     In connection with this opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Prospectus, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion. We have assumed that all facts and representations described in the Registration Statement and the Prospectus are true, accurate and complete. We have not made an independent investigation to determine the accuracy or completeness of such facts and representations, and our opinion is conditioned on the accuracy and completeness of such facts and representations.

     Based upon the assumptions set forth herein, such legal considerations as we deem relevant and the other qualifications contained in this letter, the discussion contained in the Tax Summary, to the extent it relates to matters of law, reflects our opinion as to the material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock in which the notes may be converted.

Oil States International, Inc. August 31, 2005 Page 2

     The opinion expressed herein is limited in all respects to the specific conclusions with respect to the United States federal income tax consequences set forth in the Tax Summary. No opinions are expressed as to state, local or foreign tax consequences.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.